Exhibit 4

DESCRIPTION OF COMMON SHARES

The summary of the terms of White Mountains’s common shares set forth below does not purport to be complete and is qualified in its entirety by reference to our memorandum of continuance and bye-laws.

Authorized Share Capital

White Mountains's memorandum of continuance and the bye-laws provide that its authorized share capital is limited to 50,000,000 common shares, par value U.S. $1.00 per share. As of February 28, 2020, 3,193,509 common shares were issued and outstanding.

Voting

The holders of common shares are entitled to one vote per share except as restricted by the voting limitation described below (subject to the rights of the holders of any other class of shares that may be issued). All actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class, except as provided by law.
With respect to the election of directors, each holder of common shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him or her for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors are divided into three classes with staggered terms, with only one class standing for election each year. Each nominee receiving the majority of the votes cast at a meeting duly called and constituted shall be elected a director of the company; provided, however, that (i) in a contested director election in which the number of nominees exceeds the number of directors to be elected, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be elected (a “Plurality Vote”); and (ii) in an uncontested election, any director who receives less than a majority of the votes cast with respect to that director’s election shall tender his or her resignation, but if such resignation is declined by the board of directors of White Mountains in accordance with the bye-laws, such director shall be elected by a Plurality Vote.
The bye-laws contain a provision limiting the voting rights of any person who beneficially holds (directly, indirectly or constructively under the Internal Revenue Code) 10% or more of the votes conferred by the issued shares of White Mountains to 9.9% of the votes conferred by the issued shares of White Mountains. This 9.9% voting limitation provision will not be applicable to any foundation or trust established by John J. Byrne, Patrick M. Byrne (his son) and/or any affiliate or associate of any of them or any group of which any of them is a part (each of them, a "Byrne Entity") with respect to any matter submitted to shareholders other than with respect to the election of directors.

In addition, the bye-laws contain a provision limiting the voting rights of any group (defined as two or more persons acting as a partnership, syndicate or other group for the purpose of acquiring, holding or disposition of the relevant securities) which beneficially holds 10% or more of the votes conferred by the issued shares of White Mountains to 9.9% of the votes conferred by the issued shares of White Mountains, except that this provision will not restrict (a) any Byrne Entity or (b) any person or group that the board of directors, by the affirmative vote of at least 75% of the entire board of directors, may exempt from this provision.
The bye-laws also contain a provision limiting the voting rights of any person to a reduced percentage who, at his or her election, notifies the board of directors to the percentage designated by such person (subject to acceptance of such cut-back by the board in its sole discretion) so that (and to the extent) such person may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such person or to evidence that such person's voting power is no greater than such threshold.

Dividends

Holders of common shares are entitled to participate, on a share-for-share basis, with the holders of any other common shares outstanding, with respect to any dividends declared by the board of directors of White Mountains. Dividends will generally be payable in U.S. dollars.

Liquidation

On a liquidation of White Mountains, holders of common shares are entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

White Mountains is entitled to redeem common shares from a shareholder at fair market value if its board of directors determines that common share ownership by that shareholder may result in adverse tax, regulatory or legal consequences to White Mountains, any of its subsidiaries or any of the holders of common shares.

Variation of Rights

Under the bye-laws, if at any time White Mountains's share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class.

Change of Control

Bermuda law permits an amalgamation or a merger between two or more Bermuda companies subject, unless the bye-laws otherwise provide, to obtaining a majority vote of three-fourths of the shareholders of each of the companies, and of each class of shares entitled to vote separately as a class at such a meeting, present and voting in person or by proxy at a meeting called for that purpose. Unless the bye-laws otherwise provide, Bermuda law also requires that the quorum at the meetings be at least two persons holding or representing by proxy one-third of the issued shares of the company or the class, as the case may be. Each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger, whether or not it otherwise carries the right to vote.
Except as set forth in the next paragraph, the bye-laws provide that any amalgamation or merger approved by two-thirds of White Mountains's board of directors shall only require approval by a majority of the voting power held by the shareholders present at a meeting of the shareholders where a quorum is present.
White Mountains's bye-laws generally prohibit us from engaging in a "business combination" with an "interested shareholder" for a period of three years after the time of the transaction in which the person became an interested shareholder, unless:
(1) prior to that time, the board of directors approves the transaction or the business combination;
(2) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting shares, excluding for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by certain employee plans; or
(3) on or after that time the board of directors and the shareholders by an affirmative vote of at least 66 2/3% of the outstanding voting shares, which are not owned by the interested shareholder, approve the transaction.
The definition of "business combinations" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns or, within three years, did own 15% or more of White Mountains's voting stock. However, the bye-laws provide that each Byrne Entity is excepted from being an "interested shareholder".
Bermuda law also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of at least 90% in value of the shares which are the subject of the offer (other than shares already held by or on behalf of the offeror) accept, the offeror may by notice, given within two months after such approval is obtained, require any non-tendering shareholder to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of notice objecting to the transfer and the court may make any order it thinks fit. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.